As filed with the Securities and Exchange Commission on April 7, 2021

Registration No. 333-240331

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 4

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The9 Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7389	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

	17 Floor, No. 130 Wu Song Road Hong Kou District, Shanghai 200080 People’s Republic of China Tel Number: +86 (21) 6108-6080
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

+1 302-738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Haiping Li., Esp.

Skadden, Arps, Slate, Meagher & Flom LLP

46/F, Tower II, Jing An Kerry Centre

1539 Nanjing West Road

Shanghai, People’s Republic of China

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This post-effective amendment, or the Post-effective Amendment, of The9 Limited to the registration statement on Form F-1 (File No. 333-240331), or the Registration Statement, is being filed pursuant to our undertaking in the Registration Statement to update and supplement information contained in the Registration Statement, as originally filed with the Securities and Exchange Commission on August 4, 2020, as amended by pre-effective amendments filed on August 19, 2020, September 23, 2020 and September 25, 2020, and declared effective on September 29, 2020, as further supplemented on October 20, 2020, November 3, 2020, November 18, 2020, January 4, 2021, February 9, 2021 and March 23, 2021.

The Registration Statement originally covered (i) public offering of Class A ordinary shares and warrants to purchase ADSs, or the Warrants, of a maximum aggregate offering price of US$10.0 million, including over-allotments, (ii) issuance of Class A ordinary shares issuable upon the exercise of the Warrants of a maximum aggregate offering price of US$10.0 million, and (iii) the issuance of the representative’s warrants, or the Representative’s Warrants, and the issuance of Class A ordinary shares issuable upon the exercise of the representative’s Warrants of a maximum aggregate offering price of US$550,000. The Registration Statement was declared effective on September 29, 2020 and the Registrant issued and sold 2,350,000 ADSs and 27,025,000 Warrants to purchase 2,702,500 ADSs, including 3,525,000 Warrants to purchase an additional 352,500 ADSs pursuant to the option granted to the underwriter to purchase additional Warrants to cover over-allotments, and also issued the Representative’s Warrants to purchase 117,500 ADSs.

Each Warrant will be immediately exercisable for 0.1 ADS at an exercise price of US$3.7 per ADS, each ADS representing thirty (30) Class A ordinary shares, and will expire on the third anniversary of the issuance date. The Representative’s Warrants are exercisable commencing six (6) months from the effective date of the Registration Statement and will be exercisable at an exercise price of US$4.07 per ADS, each ADS representing thirty (30) Class A ordinary shares, and will expire on the third anniversary of the effective date of the Registration Statement. Unless otherwise indicated, the numbers of ADSs and the exercise price of the Warrants have reflected the adjustments as the result of the change in ADS-to-Class A ordinary shares ratio from each ADS representing three Class A ordinary shares to each ADS representing thirty Class A ordinary shares effected on October 19, 2020.

This Post-effective Amendment contains an updated prospectus, including audited consolidated financial statements for the year ended December 31, 2020 incorporated herein by reference, relating to the continuous offer and sale of the Registrant’s ADSs issuable upon the exercise of the Warrants and the Representative’s Warrants up to the respective aggregate maximum offering price of US$10.0 million and US$550,000, which have been registered under the Registration Statement. No additional securities are being registered under this Post-effective Amendment. All filing fees payable in connection with the registration of the securities registered by the Registration Statement were paid by the Registrant at the time of the initial filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated            , 2021

Up to 2,820,000 American Depositary Shares

The9 Limited

Representing Up to 84,600,000 Class A Ordinary Shares

Issuable Upon Exercise of Outstanding Warrants and Representative’s Warrants

This prospectus relates to the issuance of up to 2,820,000 American depositary shares, or ADSs, representing up to 84,600,000 Class A ordinary shares of The9 Limited, issuable upon the exercise of the Warrants and the Representative’s Warrants. The Warrants and the Representative’s Warrants were issued in connection with the Registration Statement and the offering contemplated thereunder. As of the date of this prospectus, each ADS represents thirty (30) Class A ordinary shares, par value US$0.01 per share.

Each Warrant will be immediately exercisable for 0.1 ADS at an exercise price of US$3.7 per ADS, which have reflected the adjustments to the Warrants as the result of the change in ADS-to-Class A ordinary shares ratio to each ADS representing thirty Class A ordinary shares effected on October 19, 2020 and subject to further adjustment, if any, and expire three years after the issuance date. The Representative’s Warrants will be exercisable at an exercise price of US$4.07 per ADS, which have reflected the adjustments to the Representative’s Warrants as the result of the change in ADS-to-Class A ordinary shares ratio to each ADS representing thirty Class A ordinary shares effected on October 19, 2020 and subject to further adjustment, if any. The Representative’s Warrants are exercisable commencing six (6) months from the effective date of the Registration Statement and will be exercisable for three years after the effective date of the Registration Statement.

ADSs representing our Class A ordinary shares are listed on the Nasdaq Capital Market, or the Nasdaq, under the symbol “NCTY.” On April 6, 2021, the closing trading price for our ADSs, as reported on the Nasdaq, was US$29.16 per ADS. There is no established public trading market for the Warrants, and we do not expect one to develop. We do not intend to apply to list the Warrants on any security exchange.

Investing in these securities involves a high degree of risk. You should carefully consider the risks included herein or in the documents incorporated by reference into this prospectus before you invest in our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE COMPANY IS A CRIMINAL OFFENSE.

The date of this prospectus is             , 2021.

i

about this PROSPECTUS

This prospectus is part of the Registration Statement on Form F-1 (File No. 333-240331). This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being offered and other information you should know before investing. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus or prospectus supplement. This prospectus does not contain all the information provided in the Registration Statement we filed with the SEC. You should read this prospectus together with the additional information about us described in the sections below entitled “Incorporation of Certain Information by Reference” and “Where You Can Find Additional Information.” You should rely only on information contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“ADSs” refers to our American depositary shares, each of which represents thirty Class A ordinary shares;

•	“affiliated entity” and “affiliated PRC entity” refer to our consolidated affiliated PRC entity, Shanghai IT, in which we do not have direct equity interests but over which we effectively control through a series of contractual arrangements as described under “Corporate History and Structure—Arrangements with Affiliated PRC Entity;”

•	“China” and “PRC” refer to the People’s Republic of China, and solely for the purpose of this prospectus, excluding Taiwan, Hong Kong and Macau;

•	“Class A ordinary shares” refers to our Class A ordinary shares of par value US$0.01 per share;

•	“Class B ordinary shares” refers to our Class B ordinary shares of par value US$0.01 per share;

•	“RMB” and “Renminbi” are to the legal currency of China;

•	“U.S. dollars,” “dollars,” “US$” and “$” are to the legal currency of the United States; and

•	“we,” “us,” “our company,” “our” and “The9” refer to The9 Limited and, as the context may require, its subsidiaries and our consolidated affiliated entity.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise of the Warrants, the Representative’s Warrants or other outstanding warrants.

On December 15, 2004, our ADSs commenced trading on the Nasdaq Global Market under the symbol “NCTY.” In October 2018, we transferred our listing venue to the Nasdaq Capital Market. On May 6, 2019, we adjusted our authorized share capital and adopted dual-class share structure, consisting of Class A ordinary shares and Class B ordinary shares. Effective October 19, 2020, we effected a change of the ratio of the ADS to our Class A ordinary shares from one ADS representing three Class A ordinary shares to one ADS representing thirty Class A ordinary shares. Currently, each ADS represents thirty Class A ordinary shares. Unless otherwise indicated, ADSs and per ADS amount in this prospectus have been retroactively adjusted to reflect the changes in ratio for all periods presented.

Our reporting currency is the Renminbi. This prospectus also contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Unless otherwise stated, all translations from Renminbi to U.S. dollars were made at RMB6.5250 to US$1.00, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board on December 31, 2020. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all. The PRC government restricts or prohibits the conversion of Renminbi into foreign currency and foreign currency into Renminbi for certain types of transactions. On April 2, 2021, the noon buying rate set forth in the H.10 statistical release of the Federal Reserve Board was RMB6.5646 to US$1.00.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our ability to return to profitability or raise sufficient capital to cover our capital needs;

•	our ability to identify business development focus;

•	our ability to develop our cryptocurrency mining business and difficulty of cryptocurrency mining to generate sufficient economic return;

•	the price fluctuation and market demand of cryptocurrencies;

•	risks inherent in cryptocurrencies, such as hacking, fraud and safety concerns;

•	our ability to successfully launch and operate additional games in China and overseas;

•	uncertainties in and the timeliness of obtaining necessary governmental approvals and licenses for operating any new online game;

•	risks inherent in the online game business;

•	risks associated with our future acquisitions and investments;

•	our ability to compete effectively against our competitors;

•	risks associated with our corporate structure and the regulatory environment in China; and

•	other risks outlined in our filings with the SEC.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. You should thoroughly read this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus and the documents that we refer to relate only to events or information as of the date on which the statements are made. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appearing elsewhere in this prospectus and the documents incorporated by reference therein. In addition to this summary, we urge you to read the entire prospectus and the documents incorporated by reference carefully, especially the risks of investing in the ADSs discussed under "Risk Factors" of this prospectus and under "Item 3. Key Information—D. Risk Factors" in our annual report on Form 20-F for the fiscal year ended December 31, 2020, or our 2020 Annual Report, which contains our audited consolidated financial statements as of December 31, 2019 and 2020 and for each of the three years ended December 31, 2020, and is incorporated by reference in the accompanying prospectus.

Overview

We are an Internet company based in China and we aim to become a diversified Internet company targeting on fast-growing technology sectors. We are currently transforming our business focus to cryptocurrencies mining business.

Corporate History and Structure

We were incorporated in the Cayman Islands on December 22, 1999 under the name GameNow.net Limited as an exempted company limited by shares and were renamed The9 Limited in February 2004. We formed GameNow.net (Hong Kong) Limited, or GameNow, on January 17, 2000 in Hong Kong, as a wholly-owned subsidiary. We have historically conducted our operations in large part through The9 Computer Technology Consulting (Shanghai) Co., Ltd., or The9 Computer, previously a direct wholly-owned subsidiary of GameNow in China that we disposed in February 2020. We now conduct our cryptocurrency operations through NBTC Limited, a direct wholly-owned subsidiary of our company, and its subsidiaries in China.

Historically, we primarily operated and developed proprietary and licensed online games. In 2019, we attempted to transition our business focus to electric vehicles and we expected to develop our electric vehicles business through a proposed joint venture with Faraday&Future Inc., or F&F. The electric vehicles business did not develop as we anticipated. Currently, we are developing our cryptocurrencies mining business and began our cryptocurrencies mining activities in February 2021. See “Item 4. Information on the Company—B. Business Overview—Cryptocurrency” in our 2020 Annual Report, which is incorporated by reference in this prospectus.

Due to the current restrictions on foreign ownership of Internet content provision, or ICP, and Internet culture operation in China, currently, we primarily rely on Shanghai The9 Information Technology Co., Ltd., or Shanghai IT, our affiliated PRC entity, in holding certain licenses and approvals necessary for our business online game operations through a series of contractual arrangements with Shanghai IT and its shareholders. See “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Arrangements with Affiliated PRC Entities” in our 2020 Annual Report, which is incorporated by reference in this prospectus, for details of the contractual arrangements with Shanghai IT and its shareholders. We do not hold any equity interest in Shanghai IT.

The following diagram summarizes our corporate structure chart, including our significant subsidiaries, affiliated PRC entity and its subsidiary, as of the date of this prospectus.

Recent Developments

On January 25, 2021, we entered into a share subscription and warrant purchase agreement, or the Purchase Agreement, with the holding entities of several investors in the cryptocurrencies mining industry, including Jianping Kong, the former Director and Co-Chairman of Canaan Inc. (Nasdaq: CAN), a Bitcoin mining machine manufacturer listed on Nasdaq, Qifeng Sun, Li Zhang and Enguang Li, based on the pre-agreed legally-binding term sheet. Those investors are collectively referred to as the Investors in this prospectus. Pursuant to the Purchase Agreement, we issued 8,108,100 Class A ordinary shares in aggregate at US$0.1233 per Class A ordinary share and 207,891,840 warrants in aggregate, each warrant representing the right to purchase one Class A ordinary share, to the Investors in February 2020. The warrants are divided into four equal tranches: Tranche I Warrants, Tranche II Warrants, Tranche III Warrants and Tranche IV Warrants. The exercise price of each of the Tranche I Warrants, Tranche II Warrants and Tranche III Warrants is US$0.1233 per Class A ordinary share while the exercise price of the Tranche IV Warrants is US$0.2667 per Class A ordinary share. Each tranche of the warrants will only be exercisable upon the satisfaction of its respective condition in connection with the market capitalization of our company reaching US$100 million, US$300 million, US$500 million and US$1 billion within the timeframes of 6 months, 12 months, 24 months and 36 months from its issuance date, respectively. In addition, the Tranche III Warrants will be automatically forfeited with nil consideration in the event that the Tranche II Warrants fail to become exercisable within the specified timeframe and the Tranche IV Warrants will be automatically forfeited with nil consideration in the event that Tranche II or the Tranche III Warrants fail to become exercisable within the specified timeframe. The Investors shall make payment of the purchase price and the exercise price for the warrants in (i) cash, (ii) cryptocurrencies, or (iii) a combination of both, at our election. Pursuant to the Purchase Agreement, upon the satisfaction of the market capitalization condition of Tranche III Warrants, the Investors will be entitled to collectively appoint one director to our board of directors. Such appointment right will automatically terminate on the later of (i) the third anniversary of the closing date, and (ii) the date on which the Investors collectively hold less than 5% of our total number of ordinary shares on a fully diluted basis. The transaction was completed in February 2021 and we received the total purchase price for 8,108,100 Class A ordinary shares of US$1.0 million fully in cash. As of the date of this prospectus, none of the Tranche I Warrants, Tranche II Warrants, Tranche III Warrants or Tranche IV Warrants was exercised. The Investors are expected to devote cryptocurrencies mining industry resources to us for our development of cryptocurrencies mining business.

In February 2021, we issued and sold (i) a one-year convertible note in a principal amount of US$5,000,000, (ii) 50,000 ADSs, and (iii) 10,000,000 Class A ordinary shares, for an aggregate consideration of US$5,000,000 to Streeterville Capital LLC, or Streeterville. The convertible note bears interest at a rate of 6.0% per year, computed on the basis of a 360-day year. Streeterville has the right, at any time after six months have elapsed since the purchase date until the outstanding balance has been paid in full, at its election, to convert all or any portion of the outstanding balance into ADSs of our company at an initial conversion price of US$14 per ADS, each ADS representing thirty Class A ordinary shares, subject to adjustment. Beginning on the date that is six months from the note purchase date, Streeterville has the right, exercisable at any time in its sole and absolute discretion, to redeem any portion of the convertible note up to US$840,000 per calendar month. Payment of the redemption amount could be in cash or our ADSs, provided that any redemptions made in cash which exceed half of the original principal amount will be subject to a ten percent (10%) premium. We have the right to prepay all or any portion of the outstanding balance, at any time, subject to fifteen percent (15%) premium on the prepaid amount. In the event the principal amount and interest accrued for the convertible note issued to Streeterville are fully repaid, we have the right to repurchase the remaining Class A ordinary shares held by Streeterville that are unsold at US$0.0001 per share.

In February 2021, NBTC Limited, our wholly-owned subsidiary, signed a strategic cooperation framework purchase agreement, or the Cooperation Agreement, with Shenzhen MicroBT Electronics Technology Co., Ltd., the manufacturer of WhatsMiner bitcoin mining machines. Pursuant to the Cooperation Agreement, upon the payment of a deposit, NBTC Limited has the right of first offer to purchase 5,000 WhatsMiner bitcoin mining machines from MicroBT within one year, including but not limited to models M32 and M31S. We completed first batch purchase of 440 WhatsMiner M32 machines in February 2021. In March 2021, NiuLian Technology (ShaoXing) Co., Ltd., our indirect wholly-owned subsidiary, has signed the second purchase order with MicroBT under the Cooperation Agreement. This second batch of purchase consists of 482 WhatsMiner M31S+ machines. The hash rate of each of these WhatsMiner M31S+ machines is approximately 80-86TH/s, with the power consumption of approximately 38-42W/T. These WhatsMiner M31S+ machines had been delivered and The9’s Bitcoin hash rate will be increased by approximately 40 PH/s. In addition to the WhatsMiner bitcoin mining machines, we also plan to continue purchasing different types of cryptocurrency mining machines in the near future.

In February 2021, we entered into a standby equity distribution agreement, or the SEDA, with YA II PN, LTD., a Cayman Islands exempt limited partnership managed by Yorkville Advisor Global, LP, or the Purchaser, pursuant to which we are able to sell up to US$100.0 million of our ADSs solely at our request at any time during the 36 months following the date of the SEDA. Pursuant to the SEDA, the preliminary purchase price per ADS, or the Preliminary Purchase Price, shall initially be 90% of the average of the 3 lowest daily volume weighted average price of our ADSs during the five consecutive trading days immediately prior to the delivery of an advance notice by us, or the Preliminary Pricing Period (the date of payment of Preliminary Purchase Price being the Preliminary Closing Date), which shall be adjusted to the greater of (A) 90% of the average of the 3 lowest daily volume weighted average price of our ADSs during the Preliminary Pricing Period and during the five consecutive trading days commencing on the trading day immediately following the Preliminary Closing Date, or commencing on the Preliminary Closing Date if the ADSs are received by the Purchaser prior to the close of trading on the Preliminary Closing Date, or the Secondary Pricing Period, or (B) 85% of the average of the five daily volume weighted average price of our ADSs during the Secondary Pricing Period, or the Final Purchase Price. If the Final Purchase Price is less than the Preliminary Purchase Price, we shall deliver additional shares to the Purchaser. If the Final Purchase Price is greater than the Preliminary Purchase Price, the Purchaser shall make payment of the additional amount to us. The purchase would be subject to certain ownership limitations as provided under the SEDA. The Purchaser has agreed that, during the term of the SEDA, neither the Purchaser nor its affiliates will engage in any short sales or hedging transactions with respect to our Class A ordinary shares or ADSs. We intend to use the proceeds from the potential offering of the ADSs pursuant to the SEDA to fund our business growth.

In February 2021, we entered into purchase agreements with five Bitcoin mining machine owners to purchase Bitcoin mining machines by issuance of our Class A ordinary shares. Pursuant to the purchase agreements, we issued an aggregate of 26,838,360 Class A ordinary shares in exchange for 26,007 Bitcoin mining machines, with a total hash rate of approximately 549PH/S, accounting for about 0.36% of the global hash rate of Bitcoin. Majority of these mining machines have already been deployed in Xinjiang, Sichuan and Gansu in China. The number of Class A ordinary shares issued to each owner was determined based on the fair market value of Bitcoin mining machines, as apprised by an independent valuation firm prior to the execution of the purchase agreements, at a pre-agreed per share price of approximately US$0.37 per Class A ordinary share (equivalent to US$11.18 per ADS).

In February 2021, our board of directors and board committees authorized and approved the issuance of an aggregate number of 33,090,000 Class A ordinary shares of our company to certain directors, executive officers, employees and consultants of our company as share incentive awards for their services to us pursuant to the Option Plan. Among those Class A ordinary shares grants, 32,190,000 shares were restricted Class A ordinary shares, subject to restrictions on transferability to be removed upon the satisfaction of the conditions that half of the restricted shares should vest if our market capitalization reaches US$400 million and the other half should vest if our market capitalization reaches US$500 million. We also granted 900,000 restricted Class A ordinary share units to our directors which are immediately vested and issued the same number of shares.

In February 2021, we entered into a share purchase agreement with each of the four investors in the cryptocurrencies mining industry, respectively. Pursuant to the share purchase agreements, we should issue 9,231,240 Class A ordinary shares in aggregate to investors for an aggregate consideration of US$11.5 million. Such transactions were subsequently completed. Pursuant to the share purchase agreements, as soon as practicable following the filing of our annual report on Form 20-F for the year ended December 31, 2020, we should file a registration statement on Form F-3 covering resale of the investors’ Class A ordinary shares.

In February 2021, we entered into a legally binding memorandum of understanding on the acquisition of 70% equity interest in Hangzhou SuanLiTechnology Co., Ltd., a cryptocurrency cloud mining blockchain Software-as-a-Service company. The acquisition consideration would be approximately US$7 million, subject to due diligence and valuation to be conducted by an independent valuation firm. We will pay the acquisition consideration by issuance of Class A ordinary shares at a price of US$82.89 per ADS, representing the closing market price of our ADSs prior to the signing of the memorandum of understanding.

In February 2021, we signed a framework agreement with a Filecoin mining machine vendor to purchase Filecoin mining machines for cash consideration of US$10 million.

In March 2021, we entered into purchase agreements with five Bitcoin mining machine owners to purchase Bitcoin mining machines by issuance of our Class A ordinary shares. Pursuant to the purchase agreements, we issued an aggregate of 3,832,830 Class A ordinary shares in exchange for various Bitcoin mining machines including different brands, such as WhatsMiner, AntMiner and AvalonMiner, with a total number of 8,489 units and a total hash rate of approximately 156PH/S. These Bitcoin mining machines have already been deployed in Qinghai, Xinjiang and Inner Mongolia in China. The number of Class A ordinary shares issued to each owner was determined based on the fair market value of Bitcoin mining machines, as apprised by an independent valuation firm prior to the execution of the purchase agreements, at a pre-agreed per share price of approximately US$0.78 per Class A ordinary share (equivalent to US$23.35 per ADS).

In March 2021, we signed three legally-binding memoranda of understanding with three unrelated Bitcoin mining machine owners to purchase Bitcoin mining machines by the issuance of Class A ordinary shares. This batch of Bitcoin mining machines includes different brands such as AvalonMiner, AntMiner and WhatsMiner, with an additional total number of 10,252 units and an additional total hash rate of approximately 192PH/S. According to the memoranda of understanding, we will issue approximately 5,883,750 Class A ordinary shares (equivalent to 196,125 ADSs) to the sellers based on a per share price of approximately US$1.3 per Class A ordinary share (equivalent to US$38.51 per ADS) The number of Class A ordinary shares to be issued is subject to certain price adjustment mechanisms to be assessed six months after the signing of the definitive agreements. We will designate an independent valuation firm to conduct examination and assessment of the Bitcoin mining machine fair market value, and will make adjustment to the number of Class A ordinary shares to be issued if needed.

In March 2021, our wholly-owned subsidiary NBTC Limited signed a Bitcoin mining machine purchase agreement with Bitmain Technologies Limited. Pursuant to the purchase agreement, we will purchase 24,000 Antminer S19j Bitcoin mining machines, which are scheduled to deliver starting from November 2021, for a total consideration of US$82.8 million payable in installments according to the agreed time schedule. In March 2021, the first installment of US$16.6 million had been paid.

In March 2021, we issued and sold a one-year convertible note in a principal amount of US$20,000,000 to Streeterville for an aggregate consideration of US$20,000,000. In addition, we are obligated to issue certain number of ADSs to Streeterville as transaction cost. The convertible note bears interest at a rate of 6.0% per year, computed on the basis of a 360-day year. Streeterville has the right, at any time after six months have elapsed since the purchase date until the outstanding balance has been paid in full, at its election, to convert all or any portion of the outstanding balance into ADSs of our company at an initial conversion price per ADS calculated as ninety percent (90%) of the lower of (a) the average of the closing trade prices during the five (5) trading days immediately preceding the date of the conversion, and (b) the closing trade price on the trading day immediately preceding the date of the conversion. Beginning on the date that is six months from the note purchase date, Streeterville has the right, exercisable at any time in its sole and absolute discretion, to redeem any portion of the convertible note up to US$3,360,000 per calendar month. Payment of the redemption amount could be in cash or our ADSs, provided that any redemptions made in cash which exceed half of the original principal amount will be subject to a ten percent (10%) premium. We have the right to prepay all or any portion of the outstanding balance, at any time, subject to fifteen percent (15%) premium on the prepaid amount.

In March 2021, we signed a Filecoin mining machine purchase and hosting agreement amounting to approximately US$2 million with a Filecoin mining service provider.

In April 2021, we completed an offering of 3,765,100 ADSs, each representing thirty Class A ordinary shares, and warrants to purchase 2,823,825 ADSs, at a public offering price of US$33.20 per ADS and accompanying 0.75 of an warrant. The warrants offered in this offering has a term of three years and are exercisable by the holder at US$36.00 per ADS at any time after the date of issuance. The underwriter exercised its over-allotment option that we granted to it and we further issued and sold 564,760 ADSs, each representing thirty Class A ordinary shares, and warrants to purchase 423,574 ADSs to cover over-allotments. The aggregate net proceeds from this offering was approximately US$135.1 million, after deducting underwriting discounts and commissions and offering expenses.

Summary of Risk Factors

Investing in our ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our ADSs. Below please find a summary of the principal risk we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors” in this prospectus and "Item 3. Key Information—D. Risk Factors" in our 2020 Annual Report, which is incorporated by reference in this prospectus.

Risks Related to Our Business and Our Industry

Risks and uncertainties relating to our business and industry include, but are not limited to, the following:

•	We may continue to incur losses, negative cash flows from operating activities and net current liabilities in the future. If we are not able to return to profitability or raise sufficient capital to cover our capital needs, we may not continue as a going concern.

•	We are transitioning our business focus and our results of operations may be materially and adversely affected;

•	New lines of business or new products and services may subject us to additional risks;

•	We may not be able to obtain additional financing to support our business and operations, and our equity or debt financings may have an adverse effect on our business operations and share price;

•	Our results of operations may be negatively impacted by sharp decreases in the price of cryptocurrencies;

•	If the market for cryptocurrency ceases to exist or diminishes significantly, our business and results of operations would be materially harmed;

•	We are subject to risks associated with legal, political or other conditions or developments regarding holding, using or mining of cryptocurrencies, which could negatively affect our business, results of operations and financial position;

•	Substantial increases in the supply of mining machines connected to the cryptocurrency network would lead to an increase in network capacity, which in turn would increase mining difficulty. This development would negatively affect the economic returns of cryptocurrency mining activities, which would affect our business prospects, results of operations and financial condition;

•	Cryptocurrency exchanges and wallets, and to a lesser extent, the cryptocurrency network itself, may suffer from hacking and fraud risks, which may adversely affect the economic return of our cryptocurrency mining business;

•	Our gaming business is intensely competitive and “hit” driven. If we do not deliver new “hit” products to the market, or if consumers prefer our competitors’ products or services over those we provide, our operating results will suffer; and

•	We currently depend on a limited number of games, and we may not be able to successfully implement our growth strategies.

Risks Related to Our Corporate Structure

Risks and uncertainties relating to our corporate structure include, but are not limited to, the following:

•	Our current corporate structure and business operations may be affected by the Foreign Investment Law;

•	PRC laws and regulations restrict foreign ownership of Internet content provision, Internet culture operation and Internet publishing licenses, and substantial uncertainties exist with respect to the application and implementation of PRC laws and regulations;

•	We rely on contractual arrangements for our operations and operating licenses in China, which may not be as effective in providing operational control as direct ownership; and

•	The principal shareholders of our affiliated PRC entity have potential conflicts of interest with us, which may adversely affect our business.

Risks Related to Doing Business in China

We are also subject to risks and uncertainties relating to doing business in China in general, including, but are not limited to, the following:

•	Our business may be adversely affected by public opinion and government policies in China;

•	Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business;

•	The laws and regulations governing the online game industry in China are developing and subject to future changes. If we fail to obtain or maintain all applicable permits and approvals, our business and operations could be materially and adversely affected; and

•	Our ADSs may be delisted under the Holding Foreign Companies Accountable Act if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect auditors who are located in China. The delisting of our ADSs, or the threat of their being delisted, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors with the benefits of such inspections.

General Risks Related to our ADSs, Warrants and this Offering

In addition to the risks described above, we are subject to general risks relating to our ADSs, Warrants and this offering, including, but are not limited to, the following:

•	Our ADSs may be delisted from the Nasdaq Capital Market as a result of our failure of meeting the Nasdaq Capital Market continued listing requirements;

•	As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than U.S. public companies;

•	We believe we were a passive foreign investment company for our taxable year ended December 31, 2020, which could subject United States investors in the ADSs or ordinary shares to significant adverse United States income tax consequences.;

•	Substantial future sales or the perception of sales of our ADSs or Class A ordinary shares could adversely affect the price of our ADSs;

•	The market price for our ADSs may be volatile; and

•	The Warrants are speculative in nature.

Corporate Information

Our principal executive office is located at 17 Floor, No. 130 Wu Song Road, Hong Kou District, Shanghai 201203, People’s Republic of China, and our telephone number is +86 (21) 6108-6080. Our registered office in the Cayman Islands is located at the offices of CARD Corporate Services Ltd, c/o Collas Crill Corporate Services Limited, Floor 2, Willow House, Cricket Square, PO Box 709, Grand Cayman KY1-1107 Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is www.the9.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

THE OFFERING

Securities offered by us	Up to 2,820,000 ADSs, representing up to 84,600,000 Class A ordinary shares, consisting of (i) 2,702,500 ADSs, representing 81,075,000 Class A ordinary shares, issuable upon the exercise of the Warrants, and (ii) 117,500 ADSs, representing 3,525,000 Class A ordinary shares, issuable upon the exercise of the Representative’s Warrants.
Ordinary shares outstanding immediately after this offering	568,459,865 ordinary shares, comprised of 554,852,531 Class A ordinary shares and 13,607,334 Class B ordinary shares, assuming the Warrants and the Representative’s Warrants are exercised in full.
The ADSs	Each ADS represents thirty Class A ordinary shares, par value US$0.01 per share.
The depositary will hold Class A ordinary shares underlying your ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.
We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our Class A ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our Class A ordinary shares after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.
You may surrender your ADSs to the depositary in exchange for Class A ordinary shares. The depositary will charge you fees for any exchange.
We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.
To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares and Warrants” section of this prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes this prospectus.
Ordinary Shares	Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. In respect of all matters subject to a shareholder vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to fifty votes, voting together as one class. Each Class B ordinary share is convertible into Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity other than holders of Class B ordinary shares or their affiliates, such Class B ordinary shares shall be automatically and immediately converted into the equivalent number of Class A ordinary shares. See “Description of Share Capital” for more information.

Use of proceeds	We estimate that we will receive gross proceeds of approximately US$10.5 million if all of the Warrants and the Representative’s Warrants are exercised in full on a cash basis.
We intend to use the proceeds from such exercise for the development of our cryptocurrency mining business. See “Use of Proceeds” for more information.
Risk factors	See "Risk Factors" and other information included in this prospectus and the documents incorporated by reference in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.
Listing	Our ADSs representing our Class A ordinary shares are listed on the Nasdaq under the symbol “NCTY.”
Depositary	The Bank of New York Mellon
Warrant Agent	Computershare Inc. and Computershare Trust Company, N.A.

The number of ordinary shares that will be outstanding immediately after this offering:

•	is based on 483,859,865 ordinary shares outstanding as of the date of this prospectus, consisting of (i) 470,252,531 Class A ordinary shares, and (ii) 13,607,334 Class B ordinary shares;

•	includes 84,600,000 Class A ordinary shares, issuable upon the exercise of the Warrants and the Representative’s Warrants in full;

•	excludes any Class A ordinary share that we may be obligated to issue pursuant to the Tranche I Warrants, the Tranche II Warrants, the Tranche III Warrants, the Tranche IV Warrants or any other outstanding convertible loan, warrants, options or memoranda of understanding; and

•	excludes 50,000 Class A ordinary shares issuable upon exercise of outstanding options granted under our Eighth Amended and Restated 2004 Stock Option Plan as of the date of this prospectus.

Unless otherwise stated, all information in this prospectus assumes (i) no exercise of the outstanding options or warrants into Class A ordinary shares or ADSs as described above, and (ii) no exercise of the Warrants or the Representative’s Warrants.

USE OF PROCEEDS

We estimate that we will receive gross cash proceeds of approximately US$10.5 million if all of the Warrants and the Representative’s Warrants are exercised in full on a cash basis. We intend to use the proceeds from such exercise for the development of our cryptocurrency mining business.

Although we may use a portion of the net proceeds to acquire businesses, products, services or technologies, we do not have agreements or commitments for any material acquisitions as of the date of this prospectus. The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions and to our variable interest entity only through loans, subject to the approval of government authorities and limit on the amount of capital contributions and loans, subject to satisfaction of applicable government registration and approval requirements. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Item 3. Key Information—D. Risk Factors—Risks Related to Doing Business in China—PRC regulation of direct investment and loans by offshore holding companies to PRC entities may delay or limit us from using offshore assets, including the proceeds of our initial public offering and this offering, to make additional capital contributions or loans to our PRC subsidiary” in our 2020 Annual Report, which is incorporated by reference in this prospectus.

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends on our ordinary shares, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We may rely on dividends from our subsidiary in China for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiary to pay dividends to us. See “Item 4. Information on the Company—B. Business Overview—Government Regulations—Regulations on Foreign Currency Exchange and Dividend Distribution” and “Item 10. Additional Information—E. Taxation—People’s Republic of China Taxation” in our 2020 Annual Report, which is incorporated by reference in this prospectus.

If we pay any dividends, we will pay those dividends which are payable in respect of the Class A ordinary shares underlying our ADSs to the depositary, as the registered holder of such Class A ordinary shares, and the depositary then will pay such amounts to our ADS holders in proportion to the Class A ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares and Warrants.” Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2020:

•	on an actual basis;

•	on a pro forma basis giving effect to (i) our issuance of an aggregate number of 900,000 restricted Class A ordinary shares to our directors, (ii) our issuance and sale of an aggregate of 17,339,440 Class A ordinary shares to cryptocurrencies investors, (iii) our issuance of 30,671,190 Class A ordinary shares in exchange for Bitcoin mining machines, (iv) vesting of restrictions relating to 2,006,572 Class A ordinary shares and 665,323 Class B ordinary shares issued to directors, officers, employees, (v) our issuance of 112,953,000 Class A ordinary shares in the form of ADSs in connection with an offering completed in April 2021 contemplated under Form F-3 (File No. 333-238701), and (vi) our issuance of 16,942,800 Class A ordinary shares in the form of ADSs issued pursuant to the exercise of over-allotment option by the underwriter in connection with an offering completed in April 2021 contemplated under Form F-3 (File No. 333-238701); and

•	on a pro forma as adjusted basis, giving effect to (i) our issuance of an aggregate number of 900,000 restricted Class A ordinary shares to our directors, (ii) our issuance and sale of an aggregate of 17,339,440 Class A ordinary shares to cryptocurrencies investors, (iii) our issuance of 30,671,190 Class A ordinary shares in exchange for Bitcoin mining machines, (iv) vesting of restrictions relating to 2,006,572 Class A ordinary shares and 665,323 Class B ordinary shares issued to directors, officers, employees, (v) our issuance of 112,953,000 Class A ordinary shares in the form of ADSs in connection with an offering completed in April 2021 contemplated under Form F-3 (File No. 333-238701), and (vi) our issuance of 16,942,800 Class A ordinary shares in the form of ADSs issued pursuant to the exercise of over-allotment option by the underwriter in connection with an offering completed in April 2021 contemplated under Form F-3 (File No. 333-238701), and (vii) our issuance of 84,600,000 Class A ordinary shares issuable upon exercise of outstanding Warrants and Representative’s Warrants.

You should read this table together with our consolidated financial statements and the related notes incorporated by reference in this prospectus and the information under “Item 5. Operating and Financial Review and Prospects” included in our 2020 Annual Report, which is incorporated by reference in this prospectus.

	As of December 31, 2020
	Actual		Pro Forma		Pro Forma As Adjusted(1)
	RMB	US$	RMB	US$	RMB	US$
	(in thousands, except for share and per share data)
Shareholders’ equity:

Class A ordinary shares (US$0.01 par value; 4,300,000,000 shares authorized, 247,090,351 shares issued and outstanding as of December 31, 2020; 427,903,253 shares issued and outstanding on a pro forma basis; 512,503,253 shares issued and outstanding on a pro forma as adjusted basis)	17,197	2,636	29,016	4,447	34,564	5,297

Class B ordinary shares (US$0.01 par value; 600,000,000 shares authorized, 12,942,011 shares issued and outstanding as of December 31, 2020; 13,607,334 shares issued and outstanding on a pro forma basis; 13,607,334 shares issued and outstanding on a pro forma as adjusted basis)	901	138	936	143	936	143

Additional paid-in capital	2,695,763	413,144	3,757,716	575,895	3,820,598	585,532

Statutory reserves	7,326	1,123	7,326	1,123	7,326	1,123

Accumulated other comprehensive loss	(16,678)	(2,556)	(16,678)	(2,556)	(16,678)	(2,556)

Accumulated deficit	(2,992,228)	(458,580)	(2,992,228)	(458,580)	(2,992,228)	(458,580)

Noncontrolling interest	(379,724)	(58,195)	(379,724)	(58,195)	(379,724)	(58,195)

Total shareholders’ equity	(667,443)	(102,290)	406,364	62,277	474,794	72,764

Note:

(1)	The pro forma as adjusted information discussed above is illustrative only. Our additional paid-in capital, total shareholders’ equity and total capitalization following the completion of this offering are subject to adjustment based on the actual public offering price and other terms of this offering determined at pricing.

The above discussion and table are based on 247,090,351 Class A ordinary shares and 12,942,011 Class B ordinary shares outstanding ordinary shares as of December 31, 2020 and exclude the following:

•	30,848,750 restricted Class A ordinary shares issued bearing restrictions to be vested;

•	207,891,840 Class A ordinary shares issuable upon exercise of warrants issued to cryptocurrencies mining investors in January 2021;

•	Class A ordinary shares issuable upon conversion of the convertible notes held by Streeterville Capital, LLC;

•	Class A ordinary shares issuable pursuant to certain standby equity distribution agreement, or SEDA, dated February 5, 2021, by and between us and YA II PN, LTD., a Cayman Islands exempt limited partnership managed by Yorkville Advisor Global, LP;

•	2,823,825 ADSs, representing 84,714,750 Class A ordinary shares, issuable upon exercise of the ADS warrants issued in connection with an offering completed in April 2021 contemplated under Form F-3 (File No. 333-238701); and

•	423,574 ADSs, representing 12,707,220 Class A ordinary shares, issuable upon exercise of the ADS warrants issued pursuant to the exercise of over-allotment option by the underwriter in connection with an offering completed in April 2021 contemplated under Form F-3 (File No. 333-238701).

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company, such as:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to:

•	the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our operations are conducted in China, and substantially all of our assets are located in China. Most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and most of their assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these individuals, or to bring an action against us or against these individuals in the United States, in the event that you believe that your rights have been infringed under the securities laws of the United States or any state in the United States.

We have appointed Puglisi & Associates located at 850 Library Avenue, Suite 204, Newark, Delaware 19711 as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Maples and Calder (Hong Kong) LLP, our legal counsel as to Cayman Islands law, and Grandall Law Firm, our legal counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, respectively, would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

We have been advised by our Cayman Islands legal counsel, Maples and Calder (Hong Kong) LLP, that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States and that the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments, the courts of the Cayman Islands will, at common law, recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without re-examination of the merits of the underlying disputes based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the liquidated sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty and not obtained in a manner and is not of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Grandall Law Firm has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit. However, it would be difficult for foreign shareholders to establish sufficient nexus to the PRC by virtue only of holding our ADSs or Class A ordinary shares.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our Class A and Class B ordinary shares as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each of principal shareholders known to us who beneficially own more than 5% of our total outstanding ordinary shares.

The calculations in the table below are based on 470,252,531 Class A ordinary shares and 13,607,334 Class B ordinary shares outstanding as of the date of this prospectus and 554,852,531 Class A ordinary shares and 13,607,334 Class B ordinary shares outstanding immediately after the completion of this offering, assuming the Warrants and the Representative’s Warrants are exercised in full.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, subject to certain conditions. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Class A Ordinary Shares Beneficially Owned Prior to This Offering	Class B Ordinary Shares Beneficially Owned Prior to This Offering	Total Ordinary Shares on an As- Converted Basis Prior to This Offering		Total Voting Power Prior to This Offering(3)	Class A Ordinary Shares Beneficially Owned After This Offering	Class B Ordinary Shares Beneficially Owned After This Offering	Total Ordinary Shares on an As Converted Basis After This Offering		Total Voting Power After this Offering
	Number	Number	Number(1)	%(2)%		Number	Number	Number(1)	%(2)	%(3)
Directors and Executive Officers**
Jun Zhu(4)	42,563,545	13,607,334	56,170,879	11.6	62.8	42,563,545	13,607,334	56,170,879	9.9	58.5
Davin A. Mackenzie(5)	*	—	*	*	*	*	—	*	*	*
Kwok Keung Chau(6)	*	—	*	*	*	*	—	*	*	*
Ka Keung Yeung(7)	*	—	*	*	*	*	—	*	*	*
George Lai (Lai Kwok Ho)(8)	8,849,991	—	8,849,991	1.8	*	8,849,991	—	8,849,991	1.6	*
Chris Shen	*	—	*	*	*	*	—	*	*	*
All Directors and Executive Officers as a Group	55,057,040	13,607,334	68,664,374	14.2	63.9	55,057,040	13,607,334	68,664,374	12.1	59.5
Principal Shareholders:
Jun Zhu(4)	42,563,545	13,607,334	56,170,879	11.6	62.8	42,563,545	13,607,334	56,170,879	9.9	58.5
JPKONG LTD.(9)	49,801,786	—	49,801,786	9.4	*	49,801,800	—	49,801,800	8.1	*

*	Less than 1% of our total outstanding shares.

**	Except for Mr. Davin A. Mackenzie, Mr. Mr. Kwok Keung Chau and Mr. Ka Keung Yeung, the business address for our directors and executive officers listed in the table is 17 Floor, No. 130 Wu Song Road, Hong Kou District, Shanghai 200080, People’s Republic of China.

(1)	Represents the sum of Class A and Class B ordinary shares beneficially owned by such person or group. The total number of Class A and Class B ordinary shares on an as-converted basis as of the date of this prospectus is 483,859,865. The total number of Class A and Class B ordinary shares on an as-converted basis outstanding after the completion of this offering will be 568,459,865, including 554,852,531 Class A ordinary shares and 13,607,334 Class B ordinary shares, assuming the Warrants and the Representative’s Warrants are exercised in full.

(2)	For each person and group included in this column, percentage ownership is calculated by dividing the total number of ordinary shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of ordinary shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.

(3)	For each person or group included in this column, the percentage of total voting power represents voting power based on both Class A and Class B ordinary shares on an as-converted basis held by such person or group with respect to all of our outstanding Class A and Class B ordinary shares on an as-converted basis as a single class. Each holder of Class A ordinary shares is entitled to one vote per share. Each holder of Class B ordinary shares is entitled to fifty votes per share on all matters requiring a shareholders’ vote. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one-for-one basis, whereas Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(4)	Includes (i) 6,107,334 Class B ordinary shares and 912,094 Class A ordinary shares represented by ADSs held by Incsight Limited, a British Virgin Islands company wholly owned and controlled by Jun Zhu, and (ii) 7,500,000 Class B ordinary shares in the form of restricted shares, 36,300,000 Class A ordinary shares in the form of restricted shares and 5,351,451 Class A ordinary shares represented by ADSs held by Jun Zhu.

(5)	The business address of Mr. Davin A. Mackenzie is Xinsheng South Rd Section 1 Lane 160 #12 8F, Taipei, Taiwan.

(6)	The business address of Mr. Kwok Keung Chau is 16 Yuan Di Road, Nanhui Industrial Zone, Shanghai, the People’s Republic of China.

(7)	The business address of Mr. Ka Keung Yeung is No. 2-6 Dai King Street, Taipo Industrial Estate, Taipo, N.T., Hong Kong.

(8)	Includes 5,400,021 Class A ordinary shares in the form of restricted shares and 3,449,970 Class A ordinary shares represented by American depositary shares directly held by George Lai.

(9)	Includes 3,603,600 Class A ordinary shares directly held by JPKONG LTD. and 46,198,186 Class A ordinary shares issuable upon the exercise of the Tranche I and Tranche II Warrants held by JPKONG LTD. JPKONG LTD. is a British company wholly owned and controlled by Mr. Jianping Kong. The registered address for JPKONG LTD. is Sertus Chambers, P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

To our knowledge, as of the date of this prospectus, 428,338,772 Class A ordinary shares (including 99,235,267 ordinary shares we reserved for issuance upon the exercise of options under our share incentive plan, for issuance upon the exercise of our outstanding warrants, and for our treasury ADSs), were held by two record shareholders in the United States, one of which is The Bank of New York Mellon, our ADS depositary. The number of beneficial owners of our ADSs in the United States is likely to be much larger than the number of record holders of our ordinary shares in the United States.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our corporate affairs are governed by our Second Amended and Restated Memorandum and Articles of Association, as amended from time to time and the Companies Act of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

Our authorized share capital is US$50,000,000 divided into 5,000,000,000 shares comprising (i) 4,300,000,000 Class A ordinary shares of par value US$0.01 each, (ii) 600,000,000 Class B ordinary shares of par value US$0.01 each, and (iii) 100,000,000 shares of par value US$0.01 each of such class or classes (however designated) as our board of directors may determine in accordance with our currently effective Second Amended and Restated Memorandum and Articles of Association. As of the date of this prospectus, we have 470,252,531 Class A ordinary shares issued and outstanding, and 13,607,334 Class B ordinary shares issued and outstanding.

Our Second Amended and Restated Memorandum and Articles of Association

The following are summaries of material provisions of our currently effective Second Amended and Restated Memorandum and Articles of Association, as well as the Companies Act insofar as they relate to the material terms of our ordinary shares.

Ordinary Shares

Our ordinary shares are divided into Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when entered in our register of members (shareholders). Every person whose name is entered in our register of members as a registered shareholder is entitled to receive a share certificate within two months of the allotment of such shares. We are not permitted to issue bearer shares.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of Class B ordinary shares by a holder thereof to any person who is not an affiliate of such holder, such Class B ordinary shares shall be automatically and immediately converted into the same number of Class A ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. In addition, our shareholders may declare dividends by ordinary resolution, but no dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Holders of our Class A ordinary shares and our Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by our shareholders at any general meeting of our company. Each Class A ordinary share shall be entitled to one vote, and each Class B ordinary share shall be entitled to fifty votes, on all matters subject to a vote at general meetings of our company. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by one or more shareholders together holding not less than ten percent of the paid up voting share capital, present in person or by proxy.

A quorum required for a meeting of shareholders consists of holders of not less than one-third of all issued and outstanding shares entitled to vote. Our company may hold an annual general meeting but shall not (unless required by the Companies Act) be obliged to hold an annual general meeting. Annual general meetings and extraordinary general meetings may be convened by our board of directors on its own initiative. In addition, our board of directors is required to convene extraordinary general meetings upon any requisition by shareholders holding in aggregate not less than 33% of our voting share capital. Advance notice of at least seven business days is required for the convening of our annual general meeting and extraordinary general meetings.

An ordinary resolution to be passed by our shareholders requires the affirmative vote of a simple majority of the votes attaching to our ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to our ordinary shares cast in a general meeting. A special resolution is required for important matters such as a change of name, a reduction of our share capital, effecting a statutory merger, or amending our memorandum and articles of association. Holders of our ordinary shares may effect certain changes by ordinary resolution, including an increase of our authorized share capital, the consolidation and division of all or any of our share capital into shares of a larger amount than our existing share capital, and the cancellation of any authorized but unissued shares.

Transfer of Shares

Subject to the restrictions of our Second Amended and Restated Memorandum and Articles of Association, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board. The transferor shall be deemed to remain the holder of the shares until the name of the transferee is entered in the register of members in respect thereof.

Liquidation

On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares

Our board of directors may from time to time make calls upon shareholders for any moneys unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of such shares, on such terms and in such manner as may be determined, before the issuance of such shares, by our board of directors. Our company may also repurchase any of our shares (including any redeemable shares) provided that the manner of such purchase has been approved by ordinary resolution of our shareholders or the manner of such purchase is in accordance with our Second Amended and Restated Memorandum and Articles of Association. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variation of Rights of Shares

If at any time our share capital is divided into different classes of shares, the rights attaching to any class of shares may, subject to our Second Amended and Restated Memorandum and Articles of Association, be varied or abrogated either with the written consent of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by at least a majority of the holders of the shares of that class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Issuance of Additional Shares

Our Second Amended and Restated Memorandum and Articles of Association authorize our board of directors to issue additional shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our Second Amended and Restated Memorandum and Articles of Association also authorize our board of directors to establish from time to time one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including but not limited to:

•	the designation of the series;

•	the number of shares of the series and the subscription price thereof if different from the par value thereof;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences

Our board of directors may issue preferred shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements.

Anti-Takeover Provisions

Some provisions of our Second Amended and Restated Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•	authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and

•	create a classified board of directors pursuant to which our directors are elected for staggered terms, which means that shareholders can only elect, or remove, a limited number of directors in any given year; and

•	limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Second Amended and Restated Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Changes in Capital

We may from time to time by ordinary resolution of our shareholders increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

We may by ordinary resolution of our shareholders:

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any unpaid on each reduced share shall be the same as it was in case of our share from which the reduced share is derived; and

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled.

We may by special resolution of our shareholders reduce our share capital and any capital redemption reserve in any manner authorized by law.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England, but does not follow recent English law statutory enactments, and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the comparable provisions of the laws applicable to companies incorporated in the State of Delaware and their shareholders.

Mergers and Similar Arrangements

The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) ”merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (b) a ”consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a declaration as to the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

In addition to the statutory provisions relating to mergers and considerations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court of the Cayman Islands can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory provisions, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may ordinarily not be brought by a minority shareholder. However, based on English authority, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected (and have had occasion) to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) which permit a minority shareholder to commence a class action against, or derivative actions in the name of, our company to challenge:

•	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders,

•	an act which constitutes a fraud against the minority where the wrongdoers are themselves in control of the company, and

•	an act which requires a resolution with a qualified (or special) majority (i.e. more than a simple majority) which has not been obtained

Indemnification of Directors and Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Second Amended and Restated Memorandum and Articles of Association provides that we shall indemnify each of our directors and officers against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such director or officer in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Second Amended and Restated Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore he owes the following duties to the company—a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Second Amended and Restated Memorandum and Articles of Association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Second Amended and Restated Memorandum and Articles of Association allow our shareholders holding not less than 33% of the share capital of our company carrying the right of voting at general meetings of our company to requisition a shareholder’s meeting, in which case our directors are obligated to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Second Amended and Restated Articles of Association do not provide our shareholders other right to put proposal before annual general meetings or extraordinary general meetings not called by such shareholders. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of our company, it is not a concept that is accepted as a common practice in the Cayman Islands, and our company has made no provisions in our Second Amended and Restated Memorandum and Articles of Association to allow cumulative voting for such elections. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Second Amended and Restated Memorandum and Articles of Association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. A director shall hold office until the expiration of his or her term or his or her successor shall have been elected and qualified, or until his or her office is otherwise vacated. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his office by notice in writing to the company; (iv) without special leave of absence from our board of directors, is absent from meetings of our board for six consecutive months and the board resolves that his office be vacated; or (v)  is removed from office pursuant to any other provisions of our Second Amended and Restated Memorandum and Articles of Association.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, the directors of the Company are required to comply with the fiduciary duties which they owe to the Company under Cayman Islands law, including the duty to ensure that, in their opinion, any such transactions entered into are bona fide in the best interests of the Company, and are entered into for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our Second Amended and Restated Articles of Association, if at any time our share capital is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to our Second Amended and Restated Memorandum and Articles of Association, be varied or abrogated with the consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by at least a majority of the holders of the shares of that class present in person or by proxy at a separate general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Second Amended and Restated Memorandum and Articles of Associations, our Second Amended and Restated Memorandum and Articles of Association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our Second Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Second Amended and Restated Memorandum and Articles of Association which require our company to disclose shareholder ownership above any particular ownership threshold.

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Ordinary Shares

In September 2018, we issued 21,000,000 ordinary shares to Leading Choice Holding Limited, a Hong Kong company, for approximately then 20.0% equity interest in Leading Choice Holding Limited, as consideration. Such 21,000,000 ordinary shares were re-designated as 21,000,000 Class A ordinary shares in May 2019.

In September 2018, we issued 21,000,000 ordinary shares to Plutux Limited, a Gibraltar company, for approximately then 8.0% equity interest in Plutux Limited, as consideration. Such 21,000,000 ordinary shares were re-designated as 21,000,000 Class A ordinary shares in May 2019.

In May 2019, as a result of the adoption of dual-class share structure, we re-designated and re-classified the then 13,607,334 authorized and issued ordinary shares held by Incsight Limited and Mr. Jun Zhu as 13,607,334 Class B ordinary shares, and re-designated and re-classified the then remaining 119,748,024 authorized and issued ordinary shares as 119,748,024 Class A ordinary shares.

In June 2019, we issued 3,444,882 Class A ordinary shares to Comtec Windpark Renewable (Holdings) Co., Ltd., in exchange for then 9.9% equity interest in Zhenjiang Kexin Power System Design and Research Company.

In February 2020, we issued (i) a one-year convertible note in a principal amount of US$500,000, (ii) 70,000 ADSs, and (iii) 3,300,000 Class A ordinary shares, for an aggregate consideration of US$500,000 to Iliad.

In June 2020, we issued 32,400,000 Class A ordinary shares to Splendid Days Limited to settle the repayment for the Convertible Notes of US$7.6 million.

On October 2, 2020, at the closing of our registered offering, we issued and sold 70,500,000 Class A ordinary shares, represented by ADSs, at a public offering price of US$0.36 per ADS, each ADS then representing three Class A ordinary shares.

In November 2020, we issued 3,040,050 Class A ordinary shares to Thurgau Limited to settle outstanding portion of their service fee in connection with sale transaction entered into with Kapler Pte. Ltd. to sell three subsidiaries which collectively hold land use rights and office buildings located at Zhangjiang, Shanghai.

On February 2, 2021, we issued 8,108,100 Class A ordinary shares in aggregate to JPKONG Ltd., Qifeng Ltd., Luckylily Ltd. and Root Grace Ltd. at US$0.1233 per Class A ordinary share.

On February 2, 2021, we issued and sold (i) a one-year convertible note in a principal amount of US$5,000,000, (ii) 50,000 ADSs, and (iii) 10,000,000 Class A ordinary shares, for an aggregate consideration of US$5,000,000 to Streeterville Capital LLC.

On February 7, 2021, we issued an aggregate of 26,838,360 Class A ordinary shares in exchange for cryptocurrency mining machines to several machine owners.

On February 14, 2021, we issued an aggregate of 33,090,000 Class A ordinary shares, including 32,190,000 restricted Class A ordinary shares and 900,000 Class A ordinary shares issued upon the vesting of the underlying restricted share units, to certain directors, executive officers, employees and consultants of our company in consideration of their past and future services.

On February 16, 2021, we issued an aggregate of 9,231,240 Class A ordinary shares to four investors in exchange for cash consideration of US$11.5 million.

On March 8, 2021, we issued an aggregate of 3,832,830 Class A ordinary shares in exchange for cryptocurrency mining machines to several machine owners.

On April 5, 2021, at the closing of our registered offering, we issued and sold 112,953,000 Class A ordinary shares, represented by ADSs, at a public offering price of US$33.20 per ADS. On April 7, 2021, we issued and sold additional 16,942,800 Class A ordinary shares, represented by ADSs, at a public offering price of US$33.20 per ADS pursuant to the exercise of the over-allotment option granted to the underwriter.

Convertible Note

In February 2020, we issued (i) a one-year convertible note in a principal amount of US$500,000, (ii) 70,000 ADSs, and (iii) 3,300,000 Class A ordinary shares, for an aggregate consideration of US$500,000 to Iliad. The convertible note bears interest at a rate of 6.0% per year, compounded daily. Iliad has the right at any time after six months have elapsed since the purchase date until the outstanding balance has been paid in full, at its election, to convert all or any portion of the outstanding balance into ADSs of our company at an initial conversion price of US$10.5 per ADS, each ADS representing thirty Class A ordinary shares, subject to adjustment. Beginning on the date that is six months from the note purchase date, Iliad has the right, exercisable at any time in its sole and absolute discretion, to redeem any portion of the convertible note up to US$150,000 per calendar month. Payment of the redemption amount could be in cash or our ADSs. In the event the principal amount and interest accrued for the convertible note issued to Iliad are fully repaid, we have the right to repurchase the remaining Class A ordinary shares held by Iliad that are unsold at US$0.0001 per share.

In February 2021, we issued and sold (i) a one-year convertible note in a principal amount of US$5,000,000, (ii) 50,000 ADSs, and (iii) 10,000,000 Class A ordinary shares, for an aggregate consideration of US$5,000,000 to Streeterville Capital LLC, or Streeterville. The convertible note bears interest at a rate of 6.0% per year, computed on the basis of a 360-day year. Streeterville has the right, at any time after six months have elapsed since the purchase date until the outstanding balance has been paid in full, at its election, to convert all or any portion of the outstanding balance into ADSs of our company at an initial conversion price of US$14 per ADS, each ADS representing thirty Class A ordinary shares, subject to adjustment. Beginning on the date that is six months from the note purchase date, Streeterville has the right, exercisable at any time in its sole and absolute discretion, to redeem any portion of the convertible note up to US$840,000 per calendar month. Payment of the redemption amount could be in cash or our ADSs, provided that any redemptions made in cash which exceed half of the original principal amount will be subject to a ten percent (10%) premium. We have the right to prepay all or any portion of the outstanding balance, at any time, subject to fifteen percent (15%) premium on the prepaid amount. In the event the principal amount and interest accrued for the convertible note issued to Streeterville are fully repaid, we have the right to repurchase the remaining Class A ordinary shares held by Streeterville that are unsold at US$0.0001 per share.

On March 17, 2021, we issued and sold a one-year convertible note in a principal amount of US$20,000,000 to Streeterville for an aggregate consideration of US$20,000,000. In addition, we are obligated to issue certain number of ADSs to Streeterville as transaction cost. The convertible note bears interest at a rate of 6.0% per year, computed on the basis of a 360-day year. Streeterville has the right, at any time after six months have elapsed since the purchase date until the outstanding balance has been paid in full, at its election, to convert all or any portion of the outstanding balance into ADSs of our company at an initial conversion price per ADS calculated as ninety percent (90%) of the lower of (a) the average of the closing trade prices during the five (5) trading days immediately preceding the date of the conversion, and (b) the closing trade price on the trading day immediately preceding the date of the conversion. Beginning on the date that is six months from the note purchase date, Streeterville has the right, exercisable at any time in its sole and absolute discretion, to redeem any portion of the convertible note up to US$3,360,000 per calendar month. Payment of the redemption amount could be in cash or our ADSs, provided that any redemptions made in cash which exceed half of the original principal amount will be subject to a ten percent (10%) premium. We have the right to prepay all or any portion of the outstanding balance, at any time, subject to fifteen percent (15%) premium on the prepaid amount.

Warrants

On October 2, 2020, at the closing of our registered offering, we issued and sold 23,500,000 Warrants at a public offering price of US$0.01 per Warrant, each Warrant then representing the right of the holders thereof to purchase one ADS at an exercise price of US$0.37 per ADS, each ADS then representing three Class A ordinary shares. On October 29, 2020, we issued and sold 3,525,000 Warrants at a public offering price of US$0.01 per Warrant, each Warrant then representing the right of the holders thereof to purchase 0.1 ADS at an exercise price of US$3.7 per ADS, each ADS representing thirty Class A ordinary shares, pursuant to the exercise by the underwriter of our registered offering of its option to purchase additional Warrants.

On October 2, 2020, in connection with and at the closing of our registered offering, we issued Representative’s Warrants to purchase 1,175,000 ADSs, each ADS then representing three Class A ordinary shares, to Maxim Partners LLC.

On February 2, 2020, we issued 207,891,840 warrants in aggregate, each warrant representing the right to purchase one Class A ordinary share, to JPKONG Ltd., Qifeng Ltd., Luckylily Ltd. and Root Grace Ltd. The warrants are divided into four equal tranches: Tranche I Warrants, Tranche II Warrants, Tranche III Warrants and Tranche IV Warrants.

On April 5, 2021, at the closing of our registered offering, we issued and sold warrants to purchase an aggregate number of 97,421,970 Class A ordinary shares, each warrant representing the right of the holders thereof to purchase one ADS at an exercise price of US$36.0 per ADS, including the warrants issued pursuant to the exercise of the over-allotment option granted to the underwriter.

Share Incentive Awards Grants and Issuance

We have granted options to purchase our Class A ordinary shares and restricted shares to certain of our directors, executive officers, employees and consultants. See “Item 6. Directors, Senior Management and Employees—B. Compensation—Share Incentive Plan” in our 2020 Annual Report, which is incorporated by reference in this prospectus.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES and Warrants

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent thirty Class A ordinary shares deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. The laws of Cayman Islands govern shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly holding or beneficially owning ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find Additional Information” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Item 10. Additional Information—E. Taxation” in our 2020 Annual Report, which is incorporated by reference in this prospectus. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our Second Amended and Restated Memorandum and Articles of Association, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentences. If we timely asked the depositary to solicit your instructions but the depositary does not receive voting instructions from you by the specified date and we confirm to the depositary that

•	we wish to receive a discretionary proxy;

•	as of the instruction cutoff date we reasonably do not know of any substantial shareholder opposition to the particular question; and

•	the particular question would not materially adverse to the interests of our shareholders,

then the depositary will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

Fees and Expenses

Persons depositing or withdrawing shares or ADS holders must pay:	For:

US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property
	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	•	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

US$0.05 (or less) per ADS per calendar year	•	Depositary services

Registration or transfer fees	•	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	•	Cable and facsimile transmissions (when expressly provided in the deposit agreement)

	•	Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	•	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	•	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if

•	90 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist our shares from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•	are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying Class A ordinary shares at any time except:

•	when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

Arbitration Provision

The deposit agreement gives the depositary or an ADS holder asserting a claim against us the right to require us to submit that claim to binding arbitration in New York under the International Arbitration Rules of the International Centre for Dispute Resolution, including any securities law claim. However, a claimant could also elect not to submit its claim to arbitration and instead bring its claim in any court having jurisdiction of it. The deposit agreement does not give us the right to require anyone to submit any claim to arbitration.

Warrants Issued in Connection with this Offering

The following is a brief summary of certain terms and conditions of the Warrants and is subject in all respects to the provisions contained in the Warrants accompanying the ADSs offered hereby and the Warrant Agent Agreement. You should review a copy of the form of Warrant and Warrant Agent Agreement for a complete description of the terms and conditions applicable to the Warrants.

Form. The Warrants will be issued in electronic certificated form.

Term. The Warrants will be exercisable on the date of issuance and will expire on the third anniversary of the date of issuance.

Exercisability. The Warrants will be exercisable, at the option of each holder, by delivering to us a duly executed exercise notice and cash payment in full for the number of ADSs purchased upon such exercise, unless cashless exercise is allowed. The exercise of the Warrants is subject to limits as described below under the caption “—Exercise Limitations.”

Exercise Price. Each Warrant currently represents the right to purchase 0.1 ADS at the exercise price of US$3.7 per ADS, each ADS currently representing thirty Class A ordinary shares. The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock dividends, recapitalizations or otherwise.

Cashless Exercise. In the event that (i) the SEC has issued a stop order with respect to this registration statement, (ii) the SEC otherwise has suspended or withdrawn the effectiveness of this registration statement, either temporarily or permanently, (iii) we have suspended or withdrawn the effectiveness of this registration statement, either temporarily or permanently. (iv) the prospectus contained in this registration statement is not available for the issuance of the ADSs underlying the Warrants, (v) this registration statement or the prospectus contained in this registration statement is not current and does not conform to the requirements of the applicable rules and regulations, or the SEC has not declared effective a post-effective amendment to this registration statement if one is required to be filed to update the disclosure in this registration statement, or (vi) otherwise, the Warrants should only be exercisable on a cashless basis. Upon a cashless exercise, the holder would be entitled to receive a number of ADS in accordance with certain formula set forth in the Warrant

Delivery of ADSs. We shall cause our Depositary to deliver the ADSs underlying the Warrants to the holders exercising such Warrants by no later than 5:00 P.M. New York City time on the fifth trading day following the Warrants exercise date, provided the funds in payment of the exercise price for such Warrants have cleared on the trading day following the exercise date.

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants, and the number of Warrants will be rounded to the nearest whole number.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Warrant, the Warrant may be transferred at the option of the holder in accordance with the procedures set forth in the Warrant.

Authorized Shares. During the period the Warrants are outstanding, we will reserve from our authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of shares of ADSs underlying the warrants upon the exercise of the Warrants.

Exchange Listing. We do not plan on applying to list the Warrants on the Nasdaq, or any other national securities exchange.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Warrant Agent Agreement and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our ordinary shares or the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting power, then the holder shall have the right to receive for each ordinary share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of ordinary shares of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of ordinary shares for which the warrant is exercisable immediately prior to such event.

Exercise Limitations. A Warrant holder will not have the right to exercise any portion of the Warrant if the holder, together with its affiliates, would hold more than 4.99% of Class A ordinary shares outstanding immediately after the exercise. The holders may from time to time increase or decrease such exercise limitation to any other percentage not in excess of 9.99% by providing a written notice to us, provided that such increase in the exercise limitation will not be effective until the 61st day after the delivery of such notice. The increase or decrease in exercise limitation would only apply to the Warrant holders and its affiliates but not to any other holders of Warrants.

Right as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our ordinary shares, the holders of the Warrants do not have the rights or privileges of holders of our ADSs until they receive the ADSs underlying the Warrants.

Waivers and Amendments. Any term of the Warrants issued in the offering may be amended or waived with the written consent of holders of the Warrants.

PLAN OF DISTRIBUTION

We will deliver ADSs representing our Class A ordinary shares upon the exercise of the Warrants and the Representative’s Warrants. Each of the Warrants and the Representative’s Warrants contains instruction for exercise. We will deliver ADSs in the manner described above in the section titled “Description of American Depositary Shares and Warrants—Warrants Issued in Connection with this Offering.”

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Grandall Law Firm. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law and Grandall Law Firm with respect to matters governed by PRC law.

EXPERTS

The financial statements incorporated in this prospectus by reference to our annual report on Form 20-F for the year ended December 31, 2020 have been so incorporated in reliance on the report Grant Thornton, an independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The registered business address of Grant Thornton is located at level 45, Raffles City, 268 Xizang Zhong Road, Huangpu District, Shanghai, People’s Republic of China.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the underlying Class A ordinary shares represented by the ADSs to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statement and its exhibits and schedules for further information with respect to us and our ADSs and Warrants.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to furnish the depositary with our annual reports, which will include a review of operations and annual audited consolidated combined financial statements prepared in conformity with U.S. GAAP, and all notices of shareholders’ meetings and other reports and communications that are made generally available to our shareholders. The depositary will make such notices, reports and communications available to holders of ADSs and, if we so request, will mail to all record holders of ADSs the information contained in any notice of a shareholders’ meeting received by the depositary from us.

incorporation of CERTAIN documents by reference

The SEC allows us to "incorporate by reference" the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care.

We incorporate by reference the following documents:

•	Our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed on March 29, 2021;

•	Amendment No. 1 to our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed on March 30, 2021;

•	the description of the securities contained in our registration statement on Form 8-A filed on April 30, 2020 pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

Our annual report on Form 20-F for the fiscal year ended December 31, 2020 filed on March 29, 2021 contains a description of our business and audited consolidated financial statements with a report by our independent registered public accounting firm. These financial statements are prepared in accordance with U.S. GAAP.

Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

The9 Limited
17 Floor, No. 130 Wu Song Road

Hong Kou District, Shanghai 200080

People’s Republic of China

Tel Number: +86 (21) 6108-6080

You should rely only on the information that we incorporate by reference or provide in this prospectus or in any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our Second Amended and Restated Memorandum and Articles of Association provide that we shall indemnify our directors and officers (each an indemnified person) against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such indemnified person, in connection with the execution or discharge of his duties, powers, authorities or discretions as a director or officer, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such indemnified person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere.

Pursuant to the indemnification agreements the form of which is filed as Exhibit 10.3 to this registration statement, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.    RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Purchaser	Date of Sale or Issuance	Number of Securities	Consideration
Ordinary Shares
Red Ace Limited	January 26, 2018	3,571,429(1)	US$3,357,143
Leading Choice Holding Limited	August 31, 2018	21,000,000(1)	US$8,750,000
Plutux Labs Limited	September 3, 2018	21,000,000(1)	US$10,710,000
Huge Profit Atlantic Inc.	September 4, 2018	1,200,000	Past services to us
Jun Zhu	September 4, 2018	15,000,000(2)(3)	Past and future services to us
Certain directors, officers and consultant as a group	September 4, 2018	15,000,000(1)(3)	Past and future services to us
Class A Ordinary Shares
ABMP Consultants Limited	May 24, 2019	300,000	Past services to us
Comtec Renewable Energy Group Limited	June 12, 2019	3,444,882	US$1,504,265
Iliad Research and Trading, L.P.	February 3, 2020	3,300,000	US$500,000(4)
Splendid Day Limited	June 12, 2020	32,400,000	Settlement of Convertible Notes of US$7.6 million

Certain directors, officers and consultant as a group	June 17, 2020	29,100,000	Past and future services to us
Thurgau Limited	November 17, 2020	3,040,050	Settlement of service fee of US$1.6 million
JPKONG Ltd.	February 2, 2021	3,603,600	US$444,324
Qifeng Ltd.	February 2, 2021	1,801,800	US$222,162
Luckylily Ltd.	February 2, 2021	900,900	US$111,081
Root Grace Ltd.	February 2, 2021	1,801,800	US$222,162
Streeterville Capital LLC	February 2, 2021	10,000,000	US$5,000,000(5)
Zhifang Cai	February 7, 2021	7,042,950	US$2.6 million worth of cryptocurrencies mining machines
Peng Chen	February 7, 2021	7,128,240	US$2.7 million worth of cryptocurrencies mining machines
Sencheng Jin	February 7, 2021	7,042,770	US$2.6 million worth of cryptocurrencies mining machines
Yadong Shao	February 7, 2021	1,951,380	US$0.7 million worth of cryptocurrencies mining machines
Peng Yao	February 7, 2021	3,673,020	US$1.4 million worth of cryptocurrencies mining machines
Create Pennant Holdings Limited	February 22, 2021	4,013,580	US$5.0 million
Tujia Ltd	February 22, 2021	3,210,870	US$4.0 million
Koikoo Ltd	February 22, 2021	1,204,080	US$1.5 million
Wayne & Elizabeth Yao Ltd.	February 22, 2021	802,710	US$1.0 million
Zhifang Cai	March 8, 2021	353,100	US$274,823 worth of cryptocurrencies mining machines
Peng Chen	March 8, 2021	2,490,780	US$1.9 million worth of cryptocurrencies mining machines
Sencheng Jin	March 8, 2021	353,100	US$274,823 worth of cryptocurrencies mining machines
Shixuan Wang	March 8, 2021	436,860	US$340,023 worth of cryptocurrencies mining machines
Na Zhang	March 8, 2021	198,990	US$154,875 worth of cryptocurrencies mining machines

Options
Certain employees and consultants as a group	January 24, 2018	Options to purchase 50,000 Class A ordinary shares, which are outstanding as of the date of this prospectus	Past and future services to us

Convertible Note
Iliad Research and Trading, L.P.	February 3, 2020	Principal amount of US$500,000	US$500,000(4)
Streeterville Capital LLC	February 2, 2021	Principal amount of US$5,000,000	US$5,000,000(5)
Streeterville Capital LLC	March 17, 2021	Principal amount of US$20,000,000	US$20,000,000
Warrants
JPKONG Ltd.	February 2, 2021	Warrants to purchase an aggregate of up to 92,396,372 Class A ordinary shares	N/A
Qifeng Ltd.	February 2, 2021	Warrants to purchase an aggregate of up to 46,198,188 Class A ordinary shares	N/A
Luckylily Ltd.	February 2, 2021	Warrants to purchase an aggregate of up to 23,099,092 Class A ordinary shares	N/A
Root Grace Ltd.	February 2, 2021	Warrants to purchase an aggregate of up to 46,198,188 Class A ordinary shares	N/A

(1)	Re-designated as same number of Class A ordinary shares of our company in May 2019.
(2)	Re-designated as same number of class B ordinary shares of our company in May 2019.
(3)	Among which, 7,500,000 ordinary shares were forfeited and cancelled in January 2019.
(4)	US$500,000 represents aggregate consideration for (i) a one-year convertible note in a principal amount of US$500,000, (ii) 70,000 ADSs, and (iii) 3,300,000 Class A ordinary shares, issued to Iliad Research and Trading, L.P.
(5)	US$5,000,000 represents aggregate consideration for (i) a one-year convertible note in a principal amount of US$5,000,000, (ii) 50,000 ADSs, and (iii) 10,000,000 Class A ordinary shares, for an aggregate consideration of US$5,000,000 to Streeterville Capital LLC.

ITEM 8.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)    Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)    Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.	For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is relying on Rule 430B, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) (§ 230.424(b)(2), (b)(5), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) (§ 230.415(a)(1)(i), (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.	For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

7.	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

The9 Limited

Exhibit Index

Exhibit Number	Description of Document
3.1	Second Amended and Restated Memorandum and Articles of Association of the Registrant as currently in effect (incorporated by reference to Exhibit 1.1 to the Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

4.1	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporate by reference to Exhibit 2.2 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

4.3	Form of Amended and Restated Deposit Agreement among The Registrant, The Bank of New York Mellon, as Depositary, and all Owners and Beneficial Owners from time to time of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 1 to the Registration Statement on Form F-6 (File No. 333-250194) filed with the Securities and Exchange Commission on November 19, 2020)

4.4	Warrant Agency Agreement dated October 2, 2020 among The9 Limited, Computershare Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.4 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-34238) furnished with the Securities and Exchange Commission on October 5, 2020)

4.5	Form of Warrant Offered in the Offering (included in Exhibit 4.4)

4.6	Representative’s Warrant (incorporated by reference to Exhibit 4.6 to our Report of Foreign Private Issuer on Form 6-K (File No. 001-34238) furnished with the Securities and Exchange Commission on October 5, 2020)

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters (incorporated by reference to Exhibit 5.1 to our Post-effective Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on January 4, 2021)

8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1) (incorporated by reference to Exhibit 8.1 to our Post-effective Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on January 4, 2021)

8.2	Opinion of Grandall Law Firm regarding certain PRC tax matters (included in Exhibit 99.2) (incorporated by reference to Exhibit 8.2 to our Post-effective Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on January 4, 2021)

10.1	Eighth Amended and Restated 2004 Stock Option Plan (incorporated herein by reference to Exhibit 4.1 to the Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 29, 2019)

10.2	Form of Employment Agreement between the Registrant and a Senior Executive Officer of the Registrant (incorporated by reference to Exhibit 10.3 to our Registration Statement on Form F-1 Amendment No. 1 (File No. 333-120810) filed with the Securities and Exchange Commission on November 30, 2004)

II-6

10.3	Form of Indemnification Agreement with the Registrant’s directors and executive officers (incorporated by reference to Exhibit 10.2 to our Registration Statement on Form F-1 Amendment No. 1 (File No. 333-120810) filed with the Securities and Exchange Commission on November 30, 2004)

10.4	Translation of Exclusive Technical Service Agreement dated May 1, 2019 between Shanghai IT and Shanghai Hui Ling (incorporated by reference to Exhibit 4.8 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

10.5	Translation of Shareholder Voting Proxy Agreement dated May 1, 2019 among Shanghai Hui Ling, Wei Ji and Zhimin Lin (incorporated by reference to Exhibit 4.9 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

10.6	Translation of Equity Pledge Agreements dated May 1, 2019 between Shanghai Hui Ling and each of the shareholders of Shanghai IT (incorporated by reference to Exhibit 4.10 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

10.7	Translation of Exclusive Call Option Agreement dated May 1, 2019 among Shanghai Hui Ling, Wei Ji and Zhimin Lin (incorporated by reference to Exhibit 4.11 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

10.8	Translation of Loan Agreement dated May 1, 2019 among Shanghai Hui Ling, Wei Ji and Zhimin Lin (incorporated by reference to Exhibit 4.12 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on April 30, 2020)

10.9	Confidential Settlement Deed dated May 29, 2020 among the Registrant, Splendid Days Limited and other parties named therein (incorporate by reference to Exhibit 10.14 to our Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on August 4, 2020)

10.10†	Master Cooperation and Publishing Agreement dated September 18, 2020 between Voodoo and 9City Asia Limited (incorporate by reference to Exhibit 10.16 to our Registration Statement on Form F-1 Amendment No.2 (File No. 333-240331) filed with the Securities and Exchange Commission on September 23, 2020)

10.11	Share Subscription and Warrant Purchase Agreement dated January 25, 2021 among the Registrant, Jianping Kong, JPKONG LTD., Qifeng Sun Ltd., Luckylily Ltd. and Root Grace Ltd. (incorporated by reference to Exhibit 10.11 to our Post-effective Amendment No. 2 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on February 9, 2021)

10.12	Securities Purchase Agreement dated February 2, 2021 between The9 Limited and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.12 to our Post-effective Amendment No. 2 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on February 9, 2021)

10.13	Standby Equity Distribution Agreement dated February 5, 2021 between The9 Limited and YA II PN, LTD. (incorporated by reference to Exhibit 99.1 to our Current Report on Form 6-K (File No. 001-34238) filed with the Securities and Exchange Commission on March 31, 2021)

10.14	Form of Share Purchase Agreement between the Registrant and the owner of the cryptocurrencies mining machines and a schedule of all executed share purchase agreements adopting the same form in connection with the purchase of cryptocurrencies mining machines by the Registrant (incorporated by reference to Exhibit 10.13 to our Post-effective Amendment No. 3 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on March 23, 2021)

II-7

10.15	Form of Share Purchase Agreement between the Registrant and investors named therein and a schedule of all executed share purchase agreements adopting the same form in connection with investment in the cryptocurrency mining business of the Registrant (incorporated by reference to Exhibit 10.14 to our Post-effective Amendment No. 3 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on March 23, 2021)

10.16†	Future Sales and Purchase Agreement dated March 16, 2021 between Bitmain Technologies Limited and NBTC Limited (incorporated by reference to Exhibit 10.15 to our Post-effective Amendment No. 3 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on March 23, 2021)

10.17	Securities Purchase Agreement dated March 17, 2021 between The9 Limited and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.16 to our Post-effective Amendment No. 3 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on March 23, 2021)

21.1	List of Significant and Other Principal Subsidiaries and Affiliated Entity of the Registrant (incorporated by reference to Exhibit 21.1 to our Post-effective Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on January 4, 2021)

23.1*	Consent of Grant Thornton, an independent registered public accounting firm

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

23.3	Consent of Grandall Law Firm (included in Exhibit 99.2) (incorporated by reference to Exhibit 23.3 to our Post-effective Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on January 4, 2021)

24.1	Powers of Attorney (included on the signature page of our Registration Statement on Form F-1 (File No. 333-240331) filed on August 4, 2020)

99.1	Amended Code of Business Conduct and Ethics of the Registrant (incorporated by reference to Exhibit 11.1 to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on June 30, 2005)

99.2	Opinion of Grandall Law Firm regarding certain PRC law matters (incorporated by reference to Exhibit 99.2 to our Post-effective Amendment No. 1 to Registration Statement on Form F-1 (File No. 333-240331) filed with the Securities and Exchange Commission on January 4, 2021)

101.INS	XBRL Instance Document (incorporated by reference to Exhibit 101.INS to Amendment No. 1 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on March 30, 2021)

101.SCH	XBRL Taxonomy Extension Schema Document (incorporated by reference to Exhibit 101.SCH to Amendment No. 1 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on March 30, 2021)

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document (incorporated by reference to Exhibit 101.CAL to Amendment No. 1 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on March 30, 2021)

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document (incorporated by reference to Exhibit 101.DEF to Amendment No. 1 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on March 30, 2021)

101.LAB	XBRL Taxonomy Extension Label Linkbase Document (incorporated by reference to Exhibit 101.LAB to Amendment No. 1 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on March 30, 2021)

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document (incorporated by reference to Exhibit 101.PRE to Amendment No. 1 to our Annual Report on Form 20-F (File No. 001-34238) filed with the Securities and Exchange Commission on March 30, 2021)

*	Being filed with this registration statement.
†	Portions of this exhibit have been omitted for confidentiality purpose

II-8

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on April 7, 2021.

The9 Limited

By:	/s/ Jun Zhu
Name:	Jun Zhu
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jun Zhu	Chairman of the Board of Directors and Chief Executive Officer	April 7, 2021
Jun Zhu	(Principal Executive Officer)

/s/ George Lai	Director and Chief Financial Officer	April 7, 2021
George Lai	(Principal Financial and Accounting Officer)

*	Director	April 7, 2021
Davin Alexander Mackenzie

*	Director	April 7, 2021
Kwok Keung Chau

*	Director	April 7, 2021
Ka Keung Yeung

*By:	/s/ Jun Zhu
Name: Jun Zhu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of The9 Limited has signed this registration statement or amendment thereto in Newark, Delaware, United States of America on April 7, 2021.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director